Exhibit 4.5

AMENDED AND RESTATED

REGISTRATION RIGHTS AGREEMENT

dated as of September 11, 2013

by and among

AVIANCA HOLDINGS S.A.,

SYNERGY AEROSPACE CORP.

and

KINGSLAND HOLDINGS LIMITED

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of September 11, 2013, by and among AVIANCA HOLDINGS S.A., a corporation organized under the laws of the Republic of Panamá (the “Company”), KINGSLAND HOLDINGS LIMITED, a company organized under the laws of the Commonwealth of the Bahamas (“Kingsland”), and SYNERGY AEROSPACE CORP., a corporation organized under the laws of the Republic of Panamá ( “Synergy” and, together with Kingsland, the “Holders”).

WHEREAS, the Company and the Holders entered into that certain Registration Rights Agreement dated as of February 1, 2010 and amended March 16, 2011 (the “Registration Rights Agreement”);

WHEREAS, the Board of Directors of the Company (the “Board”) has authorized the Company to effect the Initial U.S. Public Offering (as defined below);

WHEREAS, the Holders and the Company desire to amend and restate the Registration Rights Agreement to give effect to the Initial U.S. Public Offering and their agreements relating thereto, and the Board has determined that it is in the best interests of the Company to enter into this Agreement;

NOW, THEREFORE, in consideration of the foregoing and of the mutual agreements and covenants contained herein, and intending to be legally bound hereby, the parties hereto agree to amend and restate the Registration Rights Agreement as follows:

ARTICLE 1

DEFINITIONS

1.1. Definitions. In addition to the words and terms defined elsewhere in this Agreement, the following terms and phrases shall, for purposes of this Agreement, have the meanings set forth below:

(a) Adverse Disclosure means public disclosure of material non-public information, disclosure of which, in the good faith judgment of the Company’s board of directors, after consultation with outside legal counsel, (i) would be required to be made in any Registration Statement filed by the Company so that such Registration Statement would not be false or misleading in any material respect, (ii) would not be required to be made at such time but for the filing or publication of such Registration Statement and (iii) the Company has a bona fide business purpose for not disclosing publicly.

(b) Affiliates means, with respect to any Person, any other Person that, alone or together with any other Person, directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, such Person. For the purpose of this definition, “control” (including the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities, by contract, agency or otherwise.

(c) Applicable Regulator means, in respect of the registration by the Company of any of the Registrable Securities, any Governmental Authority or self-regulatory body or other body having jurisdiction, including any domestic or foreign stock exchange, over the registration, listing, marketing or sale of such securities.

(d) Applicable Securities Law means all Laws of any Governmental Authority applicable to the offer, issuance, registration and regulation of the Registrable Securities.

(e) Common Stock means common shares, par value US$0.125 per share, of the Company.

(f) Company Sale has the meaning set forth in Section 2.2.

(g) Cutback Event has the meaning set forth in Section 2.3(a).

(h) Demand Notice has the meaning set forth in Section 2.1(c).

(i) Demand Registration has the meaning set forth in Section 2.1(a).

(j) Demand Request has the meaning set forth in Section 2.1(a).

(k) Demand Request Commencement Date means the date that is 180 days after the completion of the Initial U.S. Public Offering.

(l) Demand Suspension has the meaning set forth in Section 2.1(d).

(m) Exchange Act means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(n) Governmental Authority means any governmental, regulatory or administrative body, agency, commission, board, arbitrator or authority, any court or judicial authority, any public, private or industry regulatory authority, to which a party, by the nature of its activities, is subject, whether international, national, federal, state or local, and any entity or official exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any Laws to which a party, by the nature of its activities, is subject.

(o) Holdback has the meaning set forth in Section 2.6(c).

(p) Initial U.S. Public Offering means the initial Underwritten Offering to the public of American Depositary Shares evidencing shares of Preferred Stock (excluding American Depositary Shares subject to the Underwriters’ overallotment option) pursuant to a registration statement filed under the Securities Act, (i) in which offering (A) the Company shall have offered and sold American Depositary Shares representing not less than 70,000,000 shares of Preferred Stock (excluding American Depositary Shares subject to the Underwriters’ overallotment option), (B) Kingsland shall have offered and sold American Depositary Shares representing not less than approximately 105,000,000 shares of Preferred Stock (not including any American Depository Shares sold by other members of the Kingsland Group), and (C) the

Synergy Group shall have offered and sold American Depositary Shares representing not less than approximately 7,000,000 shares of Preferred Stock, or, if the Company, Kingsland and Synergy mutually agree on different numbers of American Depositary Shares to be offered and sold to the public, as evidenced by the consummation of such underwritten public offering, such other number of American Depositary Shares as are actually offered and sold by the Company, the Kingsland Group and the Synergy Group in such public offering, and (ii) following which offering the American Depositary Shares so offered shall have been listed for trading on the New York Stock Exchange.

(q) Joint Action Agreement means the Joint Action Agreement dated as of the date hereof, among the Company, Synergy and Kingsland.

(r) Kingsland means Kingsland Holdings Limited., a company organized under the laws of the Commonwealth of the Bahamas.

(s) Kingsland Group means (i) Kingsland and its Permitted Transferees (as defined in the Joint Action Agreement) and (ii) so long as they continue to hold Registrable Securities following the Initial U.S. Public Offering, Alfredo Daniel Ratti Vásquez and Joaquin Alberto Palomo.

(t) Laws means and includes: (i) any statute, decree, constitution, rule, regulation, ordinance, code, requirement, announcement, order, judgment, decree, directive or other binding action of or by any Governmental Authority; (ii) any treaty, pact, compact or other agreement to which any Governmental Authority is a signatory or party; (iii) any judicial or administrative interpretation of application of any Law described in (i) or (ii) above; and (iv) any amendment or revision of any Law described in (i), (ii) or (iii) above.

(u) Person means any natural person, corporation, association, partnership, organization, business, firm, trust, joint venture, unincorporated organization or any other entity or organization, including a Governmental Authority.

(v) Piggyback Registration has the meaning set forth in Section 2.2.

(w) Preceding Registration Statement has the meaning set forth in Section 2.4.

(x) Preferred Stock means the preferred shares, par value US$0.125 per share, of the Company.

(y) Prospectus means the prospectus included in any Registration Statement, including any preliminary prospectus, all amendments and supplements to such prospectus, including post-effective amendments, all related stock exchange listing materials and all other material incorporated by reference in such prospectus.

(z) Registrable Securities means: (i) Common Stock or Preferred Stock, (ii) any American Depositary Shares or American Depositary Receipts evidencing shares of Common Stock, Preferred Stock or the American Depositary Receipts, as the case may be, (iii) securities of the Company convertible into, or exchangeable or exercisable for, Common Stock or Preferred Stock and (iv) any other securities into which the Common Stock or Preferred Stock may be converted or exchanged in order to facilitate an Initial U.S. Public Offering; provided that any particular Registrable Securities shall cease to be Registrable Securities to the extent (i) a Registration Statement with respect to the sale of such Registrable Securities has been declared effective under the Securities Act or declared effective or approved and published, as applicable, under the applicable Law of the relevant jurisdiction and such Registrable Securities have been disposed of in accordance with the plan of distribution set forth in such Registration Statement and/or Prospectus in each case in accordance with applicable laws, (ii) such Registrable Securities have been sold pursuant to Rule 144 (or any similar provisions then in force) under the Securities Act or any other exemption from registration under applicable Law or (iii) such Registrable Securities shall have been otherwise sold or transferred and, if applicable, new certificates for them not bearing a legend restricting transfer shall have been delivered by the Company and such securities may be publicly resold without registration or qualification under the Securities Act or any similar law then in force or under the applicable Law of the relevant jurisdiction.

(aa) Registration Expenses has the meaning in Section 2.7.

(bb) Registration Statement means any registration statement of the Company filed with, or to be filed with, the SEC under the rules and regulations promulgated under the Securities Act, including the related Prospectus, amendments and supplements to such registration statement, including post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement.

(cc) SEC means the United States Securities Exchange Commission or any successor thereof.

(dd) Securities Act means the Securities Act of 1933, as amended, and the rules and the regulations promulgated thereunder.

(ee) Selling Shareholders means the Persons whose Registrable Securities are included in a registration pursuant to this Agreement.

(ff) Stockholder Group has the meaning set forth in the Joint Action Agreement.

(gg) Synergy means Synergy Aerospace Corp., a company organized under the laws of the Republic of Panamá.

(hh) Synergy Group has the meaning set forth in the Joint Action Agreement.

(ii) Underwritten Offering means an offering in which Registrable Securities of the Company are sold to an underwriter or underwriters for reoffering to the public or in which an underwriter or underwriters commit to acquire such securities if and to the extent they are not acquired by third parties.

ARTICLE 2

REGISTRATION RIGHTS

2.1. Demand Registrations.

(a) From time to time and subject to the limitations set forth herein, after the Demand Request Commencement Date each Holder may request in writing (a “Demand Request”) that the Company effect the registration or listing of all or a portion of the Registrable Securities held by such Holder’s Stockholder Group (a “Demand Registration”). Each Demand Request shall specify the number of Registrable Securities to be registered. The Company shall file as expeditiously as reasonably possible a Registration Statement relating to such Demand Registration (a “Demand Registration Statement”) and shall use its best efforts to effect such registration under applicable Law in the form of an Underwritten Offering.

(b) In no event shall the Company be required to effect and complete (i) more than three (3) Demand Registrations requested by Kingsland and (ii) more than three (3) Demand Registrations requested by Synergy; provided that a request for registration will not count for the purposes of this limitation if (A) prior to the sale of at least 80% of the Registrable Securities included in the registration relating to such request, such registration is adversely affected by any stop order, injunction or other order or requirement of the Applicable Regulator or other Governmental Authority or court for any reason and the Company fails to have such stop order, injunction or other order or requirement removed, withdrawn or resolved within 30 days of the date of such order or (B) the conditions to closing specified in the underwriting agreement or purchase agreement entered into in connection with the registration relating to such request are not satisfied (other than as a result of acts or omissions of the Holder making the Demand Request), (ii) more than two (2) Demand Registrations in any twelve (12) month period or (iii) any Demand Registration that would register in the aggregate less than $50.0 million of the capital stock of the Company; provided further, that for purposes of determining the number of Demand Registrations available to the Kingsland Group and/or the Synergy Group, the Initial U.S. Public Offering shall not be considered a Demand Registration.

(c) Promptly upon receipt of any request for a Demand Registration pursuant to Section 2.1(a) (but in no event more than ten (10) business days thereafter), the Company shall deliver a written notice of any such registration request specifying the number of Registrable Securities requested to be registered and the intended method of distribution of the Registrable Securities (a “Demand Notice”) to all other Holders of Registrable Securities, and the Company shall include in such Demand Registration all additional Registrable Securities of other Holders with respect to which the Company has received written requests for inclusion therein within 20 days after the date on which the Demand Notice has been delivered. All requests made pursuant to this Section 2.1(c) shall specify the class and aggregate amount of Registrable Securities to be registered.

(d) If the filing, initial effectiveness, publication or continued use of a Demand Registration Statement at any time would require the Company to make an Adverse Disclosure or to utilize financial statements that in the opinion of the independent public accountants of the Company do not comply with applicable Law, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing, publication or initial effectiveness of, or suspend use of, the Demand Registration Statement (a “Demand Suspension”); provided that in the case of an Adverse Disclosure such Demand Suspensions shall not extend for more than 90 days in any twelve-month period. In the case of a Demand Suspension, the Holders agree to suspend use of the applicable Prospectus in connection with any sale or purchase, or offer to sell or purchase, Registrable Securities, upon receipt of the notice referred to above. The Company shall immediately (i) notify the Holders upon the termination of any Demand Suspension, (ii) amend or supplement the Prospectus, if necessary, so it does not contain any untrue statement or omission therein and (iii) furnish to the Holders such numbers of copies of the Prospectus as so amended or supplemented as the Holders may reasonably request.

(e) The Company shall have the right to select the underwriters to administer any Demand Offering, subject to the approval of the Holder who initiated the offering or submitted the Demand Request (which approval shall not be unreasonably withheld or delayed), as applicable.

2.2. Piggyback Registrations. If the Company at any time proposes to file or publish a Registration Statement under the Securities Act, respectively, with respect to any offering of its securities for its own account or for the account of any other Persons (other than (i) a registration under Section 2.1 or (ii) a registration on Form S-4, F-4 or S-8 or any similar or successor form to such Forms (such registration pursuant to clause (ii), a “Company Sale”)), then, as soon as practicable (but in no event less than 15 business days prior to the proposed date of filing or publishing, as the case may be, such Registration Statement), the Company shall give written notice of such proposed filing to all Holders of Registrable Securities and such notice shall offer the Holders of such Registrable Securities the opportunity, subject to Section 2.3, to register under such Registration Statement such number of Registrable Securities as each such Holder may request in writing (a “Piggyback Registration”). Pursuant and subject to Section 2.3, the Company shall include in such Registration Statement all such Registrable Securities which are requested to be included therein within 21 days after the receipt by such Holder of any such notice; including, if necessary, filing with the SEC, a post-effective amendment or a supplement to such Registration Statement or the related Prospectus or any document incorporated therein by reference or filing any other required document or otherwise supplementing or amending such Registration Statement, if required by the rules, regulations or instructions applicable to the registration form used by the Company for such Registration Statement or by the Securities Act, any state securities or blue sky laws, or any rules and regulations thereunder; provided that if at any time after giving written notice of its intention to register any securities of the Company and prior to the effective date of the Registration Statement filed in connection with such registration, the Company shall determine for any reason not to register or to delay registration of all of such securities, the Company may, at its election, give written notice of such determination to each Holder and, thereupon, (i) in the case of a determination not to register, shall be relieved of its obligation to register any Registrable Securities in connection with such registration (but not from its obligation to pay the Registration Expenses in connection therewith) and (ii) in the case of a determination to delay registering, shall be permitted to delay registering any Registrable Securities, for the same period as the delay in registering such other securities. If the offering pursuant to such Registration Statement is to be an Underwritten Offering, then each Holder making a request for a Piggyback Registration pursuant to this Section 2.2 must, and the Company shall make such arrangements with the underwriters so that each such Holder may, participate, subject to Section 2.3, in such Underwritten Offering. If the offering pursuant to such Registration Statement is to be on any other basis, then each Holder making a request for a Piggyback Registration pursuant to this Section 2.2 must, and the Company will make such arrangements so that each such Holder may, participate, subject to Section 2.3, in such offering on such basis. Each Holder of Registrable Securities shall be permitted to withdraw all or part of such Holder’s Registrable Securities from a Piggyback Registration at any time prior to the effective date thereof. For purposes of Sections 2.5(a)(ix), 2.6(c) and (d), 2.7 and 2.8 of this Agreement, the Initial U.S. Public Offering shall be considered as a Piggyback Registration and the Kingsland Group and Synergy Group shall be deemed to have made a request for Piggyback Registration with respect to the respective number of shares of Preferred Stock set forth in the definition of “Initial U.S. Public Offering”.

2.3. Priority on Registrations

(a) Notwithstanding anything to the contrary in this Agreement, subject to Section 2.3(b), if the managing underwriter(s) of a registered offering of Registrable Securities advise(s) the Company that in its reasonable opinion the number of securities requested to be included in any registration pursuant to this Article 2 exceeds the number which can be sold without adversely affecting the price, timing or distribution of the securities offered or on the marketability of such offering (including an adverse effect on the per share offering price) (a “Cutback Event”), the Company will include in such registration or prospectus only such number of securities of the Holders that in the reasonable opinion of such managing underwriter(s) can be sold without causing a Cutback Event, which securities will be allocated as follows:

(i) for Demand Registrations, first, an equal number of the Registrable Securities of the members of the Stockholder Group that issued a Demand Request for registration of their Registrable Securities pursuant to Section 2.1 and the members of the Stockholder Group that did not issue the Demand Request for registration of their Registrable Securities pursuant to Section 2.1, and second, any Registrable Securities proposed to be registered by the Company or any other Person; and

(ii) for Piggyback Registrations pursuant to Section 2.2, first, Registrable Securities proposed to be registered by the Company, second, Registrable Securities of any Holders (or members of such Holders’ Stockholder Group) who have requested registration of their Registrable Securities pursuant to Section 2.2, pro rata on the basis of their respective ownership interest in the Company at the time of the offering and third, any Registrable Securities proposed to be registered by any other Person.

2.4. Black-out Periods. The Company shall not be obligated to file any Registration Statement during the period (A) commencing with the date on which either (1) the Company previously received a request to file a Registration Statement pursuant to Section 2.1 or (2) the Company, pursuant to Section 2.2, previously or simultaneously notified the Holders of Registrable Securities of its intention to file a Registration Statement (in either case, such Registration Statement being hereinafter referred to as the “Preceding Registration Statement”)

and (B) ending with the earliest of (1) if such Preceding Registration Statement has been filed but has not become effective, 180 days following the filing of such Preceding Registration Statement, (2) if such Preceding Registration Statement has not been filed, 270 days after notification of intention to file, (3) if such Preceding Registration Statement has become effective, 180 days after such Preceding Registration Statement has become effective (subject to any period after such Preceding Registration Statement becomes effective, which the managing Underwriter has designated as the minimum period during which the Company and the Holders shall not engage in any new registered offerings) and (4) the date of abandonment by the Company of its intention to file such Preceding Registration Statement or the date of withdrawal of the request under Section 2.1 by the Party making the request.

2.5. Registration Procedures.

(a) In the event that a Holder requests that its or any of its Stockholder Group’s Registrable Securities be registered pursuant to this Article 2, the Company will use its best efforts to effect the registration to permit the sale of such Registrable Securities in accordance with the intended method of disposition thereof as expeditiously as reasonably practicable, and in connection therewith the Company will:

(i) prepare and file with the Applicable Regulator a registration statement with respect to such Registrable Securities and use its reasonable best efforts to cause such registration statement to become effective as soon as practicable thereafter; and before filing a registration statement or prospectus or any amendments or supplements thereto, furnish to the Selling Shareholders and the underwriter or underwriters, if any, copies of all such documents proposed to be filed, including documents incorporated by reference in the Prospectus and, if requested by the Selling Shareholders, the Selling Shareholders (and the underwriter(s), if any) shall have a reasonable opportunity to review and comment thereon;

(ii) prepare and file with the Applicable Regulator such amendments and supplements to such Registration Statement and the Prospectus used in connection therewith as may be required to keep such Registration Statement effective for a period of not less than 120 days, or such shorter period as is necessary to complete the distribution of the securities covered by such registration statement and comply with the provisions of Applicable Securities Law with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the Selling Shareholders set forth in such registration statement;

(iii) furnish to the Selling Shareholders such number of copies of such Registration Statement, each amendment and supplement thereto, the Prospectus included in such Registration Statement (including each preliminary prospectus) and such other documents as any underwriter(s) or Selling Shareholder may reasonably request in order to facilitate the disposition of the Registrable Securities;

(iv) use its reasonable best efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as any underwriter(s) or Selling Shareholder reasonably requests and do any and all other acts and things that may be reasonably necessary or advisable to enable any Selling Shareholders and any underwriter(s) to consummate the disposition in such jurisdictions of the Registrable Securities; provided that the Company will not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or to take any action which would subject it to taxation or general service of process in any such jurisdiction where it is not then so subject;

(v) in the case of an underwritten offering, (A) enter into such agreements (including underwriting agreements in customary form) as are customary in an underwritten offering and all of the representations and warranties by, and the other agreements on the part of, the Company in the underwriting agreement and other agreements to and for the benefit of such underwriters, shall also be made for the benefit of the Selling Shareholders for the limited purpose of its participation in such offering, (B) take all such other actions as the underwriter(s) reasonably request in order to expedite or facilitate the disposition of such Registrable Securities (including, without limitation, using best efforts to cause senior management and other Company personnel to cooperate with the Selling Shareholders and the underwriter(s) in connection with performing due diligence) and (C) use its reasonable best efforts to cause its counsel to issue opinions of counsel in form, substance and scope as are customary in primary underwritten offerings, addressed and delivered to the underwriter(s);

(vi) use its reasonable best efforts to cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which the equity securities of the Company are then listed, if any;

(vii) provide a transfer agent and registrar for all Registrable Securities not later than the effective date of such Registration Statement;

(viii) if requested, use its reasonable best efforts to cause to be delivered, immediately prior to the pricing of any underwritten offering, immediately prior to effectiveness of each Registration Statement (and, in the case of an underwritten offering, at the time of closing of the sale of the Registrable Securities pursuant thereto), letters from the Company’s independent registered public accountants addressed to each underwriter, if any, stating that such accountants are independent public accountants within the meaning of the Securities Act (and the applicable rules and regulations adopted by the SEC thereunder) or other Applicable Securities Laws, rule or regulation, and otherwise in customary form and covering such financial and accounting matters as are customarily covered by letters of the independent registered public accountants delivered in connection with primary underwritten public offerings; and

(ix) promptly notify the Selling Shareholders and the underwriter or underwriters, of the following events, if any:

(A) when the Registration Statement, any pre-effective amendment, the Prospectus or any Prospectus supplement or post-effective amendment to the Registration Statement has been filed with the SEC and, with respect to the Registration Statement or any post-effective amendment, when the same has become effective;

(B) of any written request by the Applicable Regulator for amendments or supplements to the Registration Statement or Prospectus;

(C) of the notification to the Company by the Applicable Regulator of its initiation of any proceeding with respect to the issuance by the Applicable Regulator of any stop order suspending the effectiveness of the Registration Statement;

(D) of the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the Applicable Securities Laws of any jurisdiction; and

(E) of the happening of any event that requires the making of any changes in any Registration Statement or the Prospectus included therein in order that the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (at the request of any Selling Shareholders or any underwriter(s), the Company shall prepare a supplement or amendment to such Prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such Prospectus shall not contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading).

(b) Each Holder agrees that, upon receipt of any notice from the Company pursuant to Section 2.5(a)(ix)(B) through (E), such Holder will discontinue disposition of any Registrable Securities until such Holder’s receipt of copies of a supplemental or amended Prospectus or until advised in writing (the “Advice”) by the Company and its outside legal counsel that the use of the applicable Prospectus may be resumed. In the event the Company shall give any such notice, the period during which the applicable Registration Statement is required to be maintained effective shall be extended by the number of days during the period from and including the date of the giving of such notice to and including the date when each seller of Registrable Securities covered by such Registration Statement either receives the copies of the supplemented or amended Prospectus or receives Advice.

2.6. Underwritten Offerings.

(a) If requested by the underwriters for any Underwritten Offering, the Company shall enter into an underwriting agreement with such underwriters for such offering, such agreement to be reasonably satisfactory in substance and form to the Company and the underwriters. Such agreement shall contain such representations and warranties by the Company and such other terms as are generally prevailing in agreements of that type, including, without limitation, indemnities generally to the effect and to the extent of those provided in Section 2.8. The Holders of any Registrable Securities to be included in any Underwritten Offering by such underwriters shall enter into such underwriting agreement at the request of the underwriters.

(b) No Person may participate in any Underwritten Offering hereunder unless such Person (i) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements approved by the Persons entitled to approve such arrangements and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements.

(c) Each Holder of Registrable Securities agrees, if so required by the managing underwriter of any underwritten registration pursuant to Section 2.1 or 2.2, that it will agree to “Holdbacks” to the extent that (A) such Holdbacks apply to the Company and Selling Shareholders on equal or more restrictive terms and (B) such Holdbacks are limited to one hundred eighty (180) days after the Registration Statement for such Underwritten Offering has become effective. For the purpose of this Agreement, to “Holdback” is to refrain from selling, making any short sale of, loaning, granting any option for the purchase of, effecting any public sale or distribution of or otherwise disposing of any securities of the Company, except as part of such underwritten registration, whether or not such holder participates in such registration. Each Holder of Registrable Securities agrees that the Company may instruct its transfer agent to place stop transfer notations in its records to enforce such Holdbacks. The Company agrees (A) if so required by the managing underwriter, that it would be subject to the same Holdbacks as the holders of Registrable Securities, except pursuant to registrations on Form F-4, S-4, S-8 or any successor or similar forms thereto, and (B) to cause each holder of its securities or any securities convertible into or exchangeable or exercisable for any of such securities, in each case purchased from the Company at any time after the date of this Agreement (other than in a public offering) to agree to such Holdbacks.

(d) In addition to any Holdback requested by the underwriters of the Initial U.S. Public Offering, Synergy agrees for the sole benefit of Kingsland that, without the prior written consent of Kingsland, Synergy will not, for a period of 360 days after the date of the final prospectus relating to the Initial U.S. Public Offering, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Common Stock, any Preferred Stock, any American Depositary Shares or any securities convertible into or exercisable or exchangeable for Common Stock, Preferred Stock or American Depositary Shares (including without limitation, Common Stock, Preferred Stock, American Depositary Shares or such other securities which may be deemed to be beneficially owned by Synergy in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant), or publicly disclose the intention to make any offer, sale, pledge or disposition, (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Common Stock, Preferred Stock, American Depositary Shares or such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock, Preferred Stock, American Depositary Shares or such other securities, in cash or otherwise or (3) make any demand for or exercise any right with respect to the registration of any Common Stock, Preferred Stock, or American Depositary Shares, in each case other than (A) the American Depositary Shares and (and Preferred Stock underlying such American Depositary Shares) to be sold by Synergy in the Initial U.S. Public Offering, (B) transfers of Common Stock, Preferred Stock or American Depositary Shares as a bona fide gift or gifts, (C) distributions of Common Stock, Preferred Stock or American Depositary Shares to members or shareholders of Synergy and (D) pledges of Common Stock, Preferred Stock or American Depositary Shares (collectively, the “Synergy Lock-up”); provided that in the case of any transfer, distribution or pledge pursuant to clauses

(B), (C) or (D), other than the pledges referred to in the last sentence of this Section 2.6, each donee, distributee or pledgee shall be required as a condition to such transfer, distribution or pledge to (x) execute and deliver to Kingsland a lock-up letter in the form of this paragraph and (y) agree to execute a joinder to, and become bound by, the Joint Action Agreement with respect to any shares of Common Stock it acquires pursuant to such pledge. For the avoidance of doubt, Synergy shall be permitted to pledge its shares of Common Stock, Preferred Stock or American Depositary Shares, in connection with its financing activities or otherwise, provided that the pledgee complies, or agrees in writing to comply, as applicable, with respect to any such pledged securities with the requirements of clause (x) and (y) of the immediately preceding sentence. Kingsland acknowledges that Synergy has pledged approximately 89.2 million shares of Common Stock to Citibank N.A. and its Affiliates (“Citi”), and agrees that further transactions by Citi and its Affiliates regarding such shares of Common Stock, as long as not taken at the direction of Synergy, shall not be deemed to violate this Section 2.6(d).

2.7. Expenses.

(a) All expenses incurred in connection with each Demand Registration or a Piggyback Registration pursuant to, and incident to the Company’s performance of or compliance with, this Article II, including, without limitation, (i) all registration and filing fees, (ii) fees and expenses of compliance with securities or blue sky laws, (iii) listing application fees, printing expenses, transfer agent’s and registrar’s fees, cost of distributing prospectuses in preliminary and final form as well as any supplements thereto and (iv) fees and disbursements of counsel for the Company and all accountants and other Persons retained by the Company and the fees and disbursements of counsel for all Selling Shareholders with Registrable Securities included in such registration (all such expenses being herein called “Registration Expenses”) shall be borne by the Company. All underwriting discounts or commissions or transfer taxes, if any, attributable to the sale of Registrable Securities shall be borne ratably by all Selling Shareholders in proportion to the number of their respective Registrable Securities that are included in such registration. The Company shall pay its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit or quarterly review, the expense of any liability insurance and the expenses and fees for listing the securities on the exchange or automated quotation system on which they are listed.

(b) The obligation of the Company to bear the Registration Expenses described in Section 2.7(a) shall apply irrespective of whether a registration, once properly demanded, if applicable, becomes effective, is withdrawn or suspended, is converted to another form of registration and irrespective of when any of the foregoing shall occur.

2.8. Indemnification.

(a) The Company shall indemnify and hold harmless, to the fullest extent permitted by Law, the Selling Shareholders and each underwriter and each of their respective officers, directors, employees and Affiliates and each Person who controls the Selling Shareholders and each such underwriter (within the meaning of the Securities Act) against any losses, claims, damages, liabilities, joint or several, or actions or proceedings, whether commenced or threatened, in respect thereof, and expenses arising out of or based upon (i) any untrue or alleged untrue statement of a material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or in any application, or (ii) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading or (iii) any violation or alleged violation by the Company of Applicable Securities Laws, except insofar as the same are made in reliance and in conformity with written information prepared and furnished to the Company by the Selling Shareholders or such underwriter, as the case may be, expressly for use therein. In addition, the Company will reimburse the Selling Shareholders and each such director, officer, shareholder, underwriter and controlling Person of the Selling Shareholders for any legal or any other expenses actually and reasonably incurred by them in connection with investigating, defending or settling any such loss, claim, liability, action or proceeding.

(b) In connection with any Registration Statement that includes Registrable Securities owned by any Selling Shareholder, such Selling Shareholder will furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and will indemnify and hold harmless the Company, severally and not jointly, its directors and officers, each underwriter and each other Person who controls the Company (within the meaning of the Securities Act) and each such underwriter against any losses, claims, damages, liabilities, to which the Company or any such director or officer, any such underwriter or controlling Person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon (i) any untrue or alleged untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or in any application or (ii) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is made in such Registration Statement, any such Prospectus or preliminary Prospectus or any amendment or supplement thereto, or in any application, in reliance upon and in conformity with written information prepared and furnished to the Company by a Selling Shareholder expressly for use therein, and such Selling Shareholder will reimburse the Company and each such director, officer, shareholder, underwriter and controlling Person for any legal or any other expenses actually and reasonably incurred by them in connection with investigating, defending or settling any such loss, claim, liability, action or proceeding; provided that the obligation to indemnify and hold harmless will be limited to the net amount of proceeds received by such Selling Shareholder from the sale of Registrable Securities pursuant to such registration statement.

(c) The provisions of this Section 2.8 shall survive the transfer of securities and any termination of this Agreement.

(d) If the indemnification provided for in or pursuant to this Section 2.8 is due in accordance with the terms hereof, but is held by a court to be unavailable or unenforceable in respect of any losses, claims, damages, liabilities or expenses referred to herein, then each applicable indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified Person as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and of the indemnified party, on the other hand, in connection with the statements or omissions that result in such losses, claims, damages, liabilities or expenses as well as any other relevant equitable considerations. The relative fault of the indemnifying party, on the one hand, and of the indemnified Person, on the other hand, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party, and by such party’s relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. In no event shall the liability of a Selling Shareholder be greater in amount than the amount of net proceeds received by such Selling Shareholder upon such sale.

2.9. Rule 144. The Company covenants that, to the extent the Registrable Securities are registered under the Securities Act, it will file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder, and it will take such further action as any Holder may reasonably request to make available adequate current public information with respect to the Company meeting the current public information requirements of Rule 144(c) under the Securities Act, to the extent required to enable the Holders and their respective Stockholder Groups to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (i) Rule 144 under the Securities Act, as such Rule may be amended from time to time, or (ii) any similar rule or regulation hereafter adopted by the SEC. Upon the request of any Holder, the Company will deliver to the Holders a written statement as to whether it has complied with such information and requirements.

2.10. Transfer of Registration Rights. The rights of the Holders pursuant to Section 2.1 are not transferable, directly or indirectly, and Kingsland and Synergy shall be the only Persons that may submit a Demand Request pursuant to this Agreement.

2.11. Termination of Registration Rights. The rights of a Holder under this Article 2 will terminate at such time as all of the Registrable Securities held by such Holder and members of such Holder’s Stockholders Group have been sold in a public offering or may be sold by such Holder to the public on any market on which such Registrable Securities are traded without any restriction as to volume.

ARTICLE 3

MISCELLANEOUS

3.1. Notices. All notices, consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed received by a party when (a) delivered to the appropriate address by hand or by internationally recognized overnight courier service (costs prepaid), or (b) sent by facsimile (with oral confirmation of receipt), in each case to the addresses and facsimile numbers and marked to the attention of the person (by name and title) designated on Schedule A (or to such other address, facsimile number, email address or person as a party may designate by notice to the other parties). The sender of the notice shall also send a copy of all notices, consents, waivers and other communications required or permitted by this Agreement to the parties’ legal representatives set forth on Schedule A which copies shall not be deemed to be notice for purposes of this Agreement and such communication shall be sent to the facsimile number and the email address of such legal representative.

3.2. Binding Effect. This Agreement shall be binding upon and inure to the benefit of all of the parties and, to the extent permitted by this Agreement, their successors, executors, administrators, heirs, legal representatives and assigns.

3.3. Interpretation. Throughout this Agreement, nouns, pronouns and verbs shall be construed as masculine, feminine, neuter, singular or plural, whichever shall be applicable. Unless otherwise specified, all references herein to “Articles”, “Sections” and paragraphs shall refer to corresponding provisions of this Agreement.

3.4. Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of law (including but not limited to Applicable Securities Laws), or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions is not affected in any manner materially adverse to any party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

3.5. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Copies of executed counterparts transmitted by telecopy or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 3.5.

3.6. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

3.7. Governing Law; Dispute Resolution.

(a) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

(b) Dispute Resolution. Any dispute, disagreement, controversy or claim arising out of or in connection with this Agreement between or among the parties hereto (a “Dispute”) shall be resolved in accordance with this Section 3.7. In the event of a Dispute, the parties shall exercise commercially reasonable efforts to resolve the matter amicably. If a party gives the other notice that a Dispute has arisen (a “Dispute Notice”) and the parties are unable to resolve the Dispute within fifteen (15) days of such notice, then the Dispute shall be referred to the senior executives of the parties to the Dispute. If the senior executives of the parties to the Dispute are unable to resolve the Dispute within fifteen (15) days of such referral, then the parties to the Dispute may go to the courts of the State of New York to resolve the Dispute.

(c) Consent to Jurisdiction. Any action or proceeding against the Holders or the Company relating to this Agreement may be brought and enforced in the federal courts of the United States for the Southern District of New York, and the Company and each Holder hereby irrevocably submits to the jurisdiction of such court in respect of any such action or proceeding. So long as the Company or any Holder has any obligations under this Agreement, it will maintain a duly appointed agent in New York City for the service of such process or summons, and if it fails to maintain such an agent, any such process or summons may be served by mailing a copy thereof by registered mail, or a form of mail substantially equivalent thereto, addressed to it at its address as provided for notices hereunder.

(i) The Company and each Holder irrevocably waives, to the fullest extent permitted by applicable Law, any objection that it may now or thereafter have to the laying of venue of any such action or proceeding in the federal courts of the United States for the Southern District of New York located in the city of New York, Borough of Manhattan, and any claim that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

(ii) Each party hereto irrevocably waives any right it may now or hereafter have to a trial by jury in respect of this Agreement.

3.8. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties hereto shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

3.9. Amendments and Waivers; Assignment.

(a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by all parties hereto or, in the case of a waiver, by the party or parties against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder (other than a failure or delay beyond a period of time specified herein) shall operate as a waiver thereof and no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

3.10. No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto, and except for the provisions herein for the benefit of Selling Shareholders, nothing herein, express or implied, is intended to or shall confer upon any other Person or entity, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

3.11. Headings. The headings and subheadings in this Agreement are included for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

3.12. Construction. Each party hereto acknowledges and agrees it has had the opportunity to draft, review and edit the language of this Agreement and that no presumption for or against any party arising out of drafting all or any part of this Agreement will be applied in any Dispute relating to, in connection with or involving this Agreement. Accordingly, the parties hereto hereby waive the benefit of any rule of law or any legal decision that would require, in cases of uncertainty, that the language of a contract should be interpreted most strongly against the party who drafted such language.

3.13. Effectiveness. This Agreement shall become effective on the date of consummation of the Initial U.S. Public Offering, and until such time the Registration Rights Agreement shall remain in full force and effect in accordance with its terms.

[the remainder of this page was intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Registration Rights Agreement to be duly executed by their respective authorized signatories hereunto duly authorized as of the day and year first above written.

AVIANCA HOLDINGS S.A.

By:	/s/ Fabio Villegas Ramirez
Name: Fabio Villegas Ramirez
Title: Chief Executive Officer

[Signature Page to Registration Rights Agreement]

SYNERGY AEROSPACE CORP.

By:	/s/ German Efromovich
Name: German Efromovich
Title: Authorized Representative

[Signature Page to Registration Rights Agreement]

KINGSLAND HOLDINGS LIMITED

By:	/s/ Robert Kriete
Name: Roberto Kriete
Title: Chairman

[Signature Page to Registration Rights Agreement]

Schedule A

Synergy Aerospace Corp.

c/o Synergy Group Corp.

Prof.ª Heloísa Carneiro, 21

CEP 04630-050 – São Paulo – SP

Attention:        Raul Campos Rua

                         Germán Efromovich

                         José Efromovich

                        Marcela Quental

Phone: (55) 11 3797-5005

Fax: (55) 11-3797-5063

E-mail: raul.campos@synergygroupcorp.com

E-mail: efromovich@avianca.com.br

E-mail: jefromovich@synergygroupcorp.com

E-mail: marcela.quental@synergygroupcorp.com

Legal Representatives of Synergy Aerospace Corp.

Gómez-Pinzón Zuleta Abogados S.A.

Calle 67 No. 7-35 Oficina 1204

Bogota, Colombia

Attention: Andrés Hoyos

Tel.: (571) 319 2900

Facsimile: (571) 321 0295

Email: ahoyos@gpzlegal.com

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention: Caroline Gottschalk

Telephone: (212) 455-3523

Facsimile: (212) 455-2502

Email: cgottschalk@stblaw.com

Kingsland Holdings Limited

Kingsland Holdings Limited

c/o The Winterbotham Trust Company Limited

Winterbotham Place

Marlborough and Queen Streets

Nassau, Commonwealth of the Bahamas

Attention: WND Limited

Facsimile: (242) 356-9432

With copies to:

Roberto Kriete

c/o Taca International Airlines, S.A.

Avenida El Espino y Boulevard Sur

Santa Elena, Antiguo Cuscatlán

La Libertad, El Salvador

Fax: (503) 2247-2006

Email: Roberto.Kriete@avianca.com

Rodrigo Salcedo

Caoba Capital

Boulevard El Hipódromo #103

Colonia San Benito, El Salvador

Fax: (503) 2267-2770

Email: rsalcedo@caobacapital.com

Legal Representative of Kingsland Holdings Limited

Greenberg Traurig, P.A.

333 SE 2nd Avenue

Miami, Florida 33131

Attention: Kenneth Hoffman

Telephone: (305) 579-0809

Facsimile: (305) 961-5809

Email: hoffmank@gtlaw.com

Avianca Holdings S.A.

Avianca Holdings S.A.

c/o ICAZA, GONZALEZ-RUIZ & ALEMAN

Calle Aquilino de la Guardia No. 8

Ciudad de Panamá,

República de Panamá

Facsimile: (507) 269-4891

Attention: Roberto Alemán

Email: robertoa@icazalaw.com

With a copy to:

Avianca Holdings S.A.

Calle 26 No. 59-15 Bogotá, Colombia

Telephone: (571) 5877700

Facsimile: (571) 4235500

Attention: Fabio Villegas

Email: fabio.villegas@avianca.com